Exhibit 99.1

TE CONNECTIVITY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Quarters Ended					For the Years Ended
	December 30,	September 30,	June 24,	March 25,	December 24,	September 30,	September 24,
	2011	2011	2011	2011	2010	2011	2010
	(in millions, except per share data)
Net sales	$3,170	$3,753	$3,579	$3,339	$3,107	$13,778	$11,681
Cost of sales	2,227	2,569	2,491	2,331	2,116	9,507	8,038
Gross margin	943	1,184	1,088	1,008	991	4,271	3,643
Selling, general, and administrative expenses	383	467	441	431	389	1,728	1,490
Research, development, and engineering expenses	177	194	178	173	156	701	563
Acquisition and integration costs	4	—	1	1	17	19	8
Restructuring and other charges, net	18	78	8	11	39	136	137
Pre-separation litigation income	—	—	—	—	—	—	(7)
Operating income	361	445	460	392	390	1,687	1,452
Interest income	5	6	5	6	5	22	20
Interest expense	(39)	(44)	(39)	(43)	(35)	(161)	(155)
Other income (expense), net	1	14	(5)	6	12	27	177
Income from continuing operations before income taxes	328	421	421	361	372	1,575	1,494
Income tax expense	(88)	(100)	(70)	(69)	(108)	(347)	(476)
Income from continuing operations	240	321	351	292	264	1,228	1,018
Income from discontinued operations, net of income taxes	22	6	6	8	2	22	91
Net income	262	327	357	300	266	1,250	1,109
Less: net income attributable to noncontrolling interests	(2)	(1)	(2)	(1)	(1)	(5)	(6)
Net income attributable to TE Connectivity Ltd.	$260	$326	$355	$299	$265	$1,245	$1,103

Amounts attributable to TE Connectivity Ltd.:
Income from continuing operations	$238	$320	$349	$291	$263	$1,223	$1,012
Income from discontinued operations	22	6	6	8	2	22	91
Net income	$260	$326	$355	$299	$265	$1,245	$1,103

Basic earnings per share attributable to TE Connectivity Ltd.:
Income from continuing operations	$0.56	$0.75	$0.80	$0.66	$0.59	$2.79	$2.23
Income from discontinued operations	0.05	0.01	0.01	0.01	0.01	0.05	0.20
Net income	$0.61	$0.76	$0.81	$0.67	$0.60	$2.84	$2.43

Diluted earnings per share attributable to TE Connectivity Ltd.:
Income from continuing operations	$0.55	$0.74	$0.79	$0.65	$0.59	$2.76	$2.21
Income from discontinued operations	0.06	0.01	0.01	0.02	—	0.05	0.20
Net income	$0.61	$0.75	$0.80	$0.67	$0.59	$2.81	$2.41

Weighted-average number of shares outstanding:
Basic	425	429	437	443	444	438	453
Diluted	429	433	442	449	449	443	457